Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. FDA LIFTS PARTIAL CLINICAL HOLD ON MEDIVATION’S PIDILIZUMAB

– Potentially Pivotal Phase II Trial in DLBCL and Other Studies May Proceed –

SAN FRANCISCO, CA, March 9, 2016 – Medivation, Inc. (NASDAQ: MDVN) today announced that the U.S. Food and Drug Administration (FDA) has lifted the partial clinical hold on the Investigational New Drug (IND) application for pidilizumab (MDV9300) in hematological malignancies and confirmed that the Phase II clinical trial in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), as well as other studies that cross reference the IND, may now proceed. The partial clinical hold was not related to any safety concerns.

The investigator brochure, protocols, and informed consent documents related to the Phase II trial have satisfactorily been revised to reflect the Company’s understanding that PD-1 (Programmed Death-1) is not the target of pidilizumab. No patients had yet been enrolled in the trial, which commenced in late 2015. Patients who were receiving pidilizumab through investigator-sponsored trials have continued to receive treatment and those investigators have been informed to update their protocols and informed consent documents to state that pidilizumab is not an anti-PD-1 antibody.

“We are delighted that the FDA has lifted the partial clinical hold and that we may proceed with our potentially pivotal trial in this area of high unmet medical need,” said David Hung, M.D., Founder, President & Chief Executive Officer of Medivation. “As we move forward, we also are working to determine the compound’s exact binding mechanism which, we believe, modulates the body’s innate immune response and differentiates it from the heavily crowded immuno-oncology space that targets the adaptive side of immunity.”

The Company also intends to submit an amendment to the Chemistry, Manufacturing and Controls (CMC) section of the IND in the second quarter to provide for larger manufacturing lot sizes to better support the current and planned clinical activities for pidilizumab, which is intended for development in other hematologic malignancies, such as multiple myeloma. As such, the DLBCL trial is targeted to resume in the second half of this year.

About the Phase II Trial

The international, open-label, Phase II trial of pidilizumab is expected to enroll approximately 180 patients with an incomplete response following salvage therapy or autologous stem cell transplantation for relapsed or refractory CD20+ DLBCL, transformed indolent lymphoma, or primary mediastinal B-cell lymphoma. The patients will be assessed in two parallel cohorts of approximately 90 patients each: one cohort will enroll patients who have received an autologous stem cell transplant, and the second cohort will enroll patients who have received salvage chemotherapy, but who are ineligible for transplant. Pidilizumab will be administered at a dose of 200 mg by IV infusion. The primary endpoint of the trial is best overall response rate.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options.

Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit http://www.medivation.com

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of pidilizumab, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Actual results may differ substantially for a number of reasons including, but not limited to, risks related to: Medivation’s amendment to the CMC section of its IND for pidilizumab, the timing and resumption of Medivation’s phase II clinical trial in DLBCL, Medivation’s ability to identify the binding target for pidilizumab, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Contacts: Investors Anne Bowdidge	Media Samina Bari
(650)218-6900	(415)275-5893

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